Exhibit 10.3

September 23, 2017

Mr. Randy May

Dear Mr. May:

Ecoark Holdings, Inc., a Nevada corporation (the “Company”), is pleased to provide this offer to you in connection with your service as the Company’s Chief Executive Officer. This letter shall constitute an agreement (the “Agreement”) between you and the Company and contains all of the terms and conditions relating to the services you will provide. You will, of course, continue to serve as the Chairman of the Company’s Board of Directors, and nothing in this Agreement impacts your service as the Company’s Chairman.

1. Term. The term of this Agreement (“Term”) will commence on October 1, 2017, and shall continue until terminated in accordance with Paragraph 5 below.

2. Services. You agree to render services as the Company’s Chief Executive Officer, consistent with the scope of duties as set forth in the Company’s Bylaws and other governing documents. The services described in this Section 2 are referred to as your “Duties.”

3. Compensation. You will receive cash compensation of $200,000 per year, payable in accordance with the Company’s standard payroll practices, during the Term of this Agreement. This annual salary will increase to $350,000, contingent upon the Company achieving positive cash flow from operations for two consecutive quarters. You will also be reimbursed for reasonable, documented expenses incurred by you in connection with the performance of the Duties. In addition, you will be eligible to participate in regular health insurance and other employee benefit plans established by the Company for its employees from time to time.

4. Confidential Information; Non-Disclosure. In consideration of your access to the premises of the Company and/or your access to certain Confidential Information of the Company, you hereby represent and agree as follows:

4.1. Definition. For purposes of this Agreement, “Confidential Information” means: (a) any information that the Company possesses that has been created, discovered, or developed by or for the Company, and that has or could have commercial value or utility in Company’s business; or (b) any information that is related to the Company’s business and is generally not known by non-Company personnel. By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics, and agreements. Notwithstanding the foregoing, the term Confidential Information does not include: (a) any information that becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you; (b) information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and (c) information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

4.2. Non-Disclosure. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company. You agree to hold all Confidential Information in strict confidence and to safeguard all Confidential Information with a commercially reasonable degree of care. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this Section 4.2 will survive termination of this Agreement. You agree to promptly return any Confidential Information, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or resignation, as set forth in Section 5 herein.

5. Termination and Resignation. Your position as Chief Executive Officer may be terminated in accordance with the terms set forth in the Company’s Bylaws. You may also resign your position for any or no reason on the terms set forth in the Company’s Bylaws, and such resignation will be effective upon its acceptance by the Company’s Board of Directors. Upon the effective date of any such termination or resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with the performance of your Duties as of the effective date of such termination or resignation.

6. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7. Adherence to Relevant Policies. You have been provided copies of the Company’s relevant policies and procedures, including, among others, the Delegation of Authority Policy, Anti-Corruption Policy, Related Party Policy, Insider Trading Policy, Financial Disclosure Policy, Human Resources Policy, Hiring Compensation Policy, Code of Ethics, Supplier Code of Ethics, Whistle Blower Policy, Information Security Policies, End User Computing Policy, IT Strategies Policy, and other policies adopted by Ecoark Holdings, Inc. (the “Policies”). You agree to adhere to the Policies and, to the extent necessary, will separately sign acknowledgements confirming your agreement to abide by the terms of the Policies.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arkansas, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Arkansas.

9. Miscellaneous. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the mutual written consent of the parties. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. If any provision of this Agreement is found to be invalid, the parties agree that such invalidity shall not affect the validity of the remaining portions of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement.

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This Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

ECOARK HOLDINGS, INC.

By:
Name: Jay Puchir
Title: Chief Executive Officer

AGREED AND ACCEPTED:

Randy May

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